Final Transcript
Jun. 16. 2008 / 5:00PM ET, TGAL - Q4 2008 Tegal Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

 Christine Hergenrother
 Tegal Corporation - CFO

 Tom Mika
 Tegal Corporation - Chairman, President, CEO

CONFERENCE CALL PARTICIPANTS

 Al Sham
Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to Tegal Corporation's fourth quarter for 2008 earnings conference call. My name Jahida, is and I will be your coordinator for today. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today's call, Ms. Christine Hergenrother, Chief Financial Officer. Please proceed.

 Christine Hergenrother - Tegal Corporation - CFO

 Thank you. Good afternoon and welcome to Tegal's investor conference call for the fourth quarter and fiscal year 2008 which ended March 31, 2008. Before I review the financial results for the quarter and the year, I have two housekeeping items. The first is a reminder that a digital recording will be made available two hours after the completion of the conference call and it will be accessible through midnight on Monday, June 23, 2008. To access, investors should dial 888-286-8010 or 617-801-6888 and enter pass code 25258540. An online replay of the call along with the company's earnings release will also be available on the company's website.

The second housekeeping item is a reminder about the Safe Harbor statement that should be taken into consideration when listening to comments that will be made on this call. Except for historical information, matters discussed on this call are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties including, but not limited to, industry conditions, economic conditions, acceptance of new technology, the growth of target markets as well as other risks. Actual operations and financial results may differ materially from Tegal's expectations as a result of these factors or unanticipated events. Specifically, we refer you to the risks and uncertainties as set forth in the company's periodic filings with the Securities and Exchange Commission. Following my review of the financial performance for the quarter and the year, I will introduce Tom Mika, Chairman, President and Chief Executive Officer of Tegal who will have some additional comments. After that, we will entertain questions from the dial-in audience.

As announced in our press release, revenues for the fiscal fourth quarter were 7.4 million, an increase of 19.5% from 6.2 million for the fourth quarter of fiscal 2007. For the full year, revenues were 32.9 million, an increase of almost 48% from 22.3 million in the prior fiscal year. Gross margins for the fourth quarter were 50.6% compared to 31.5% in the same quarter one year ago. For the full year, gross margins were 42.6% compared to 24.8% in fiscal 2007. The fourth quarter margins included a year end adjustment of approximately 500,000. Without this adjustment, our gross margins for the quarter would have been about 44%.

Total operating expenses for the fourth quarter were 3 million, a decrease of 1 million from the fourth quarter of fiscal 2007. In the prior year's fourth quarter there were expenses of approximately 600,000 for non-reoccurring expenses for litigation and the closing of our Japan operations. The remaining 400,000 decrease in operating expenses was related to non-reoccurring engineering development work. In the fourth quarter of fiscal 2008, approximately 400,000 of non-cash expenses for depreciation and stock compensation was included in the 3 million of operating expenses.

Looking at the quarter's expenses in more detail, R&D spending decreased to 1.1 million in fourth quarter compared to 1.5 million in the fourth quarter 2007 and 800,000 in the third quarter 2008. We expect that R&D spending will remain at the current level for fiscal year 2009. Sales and marketing expense at just under 1 million was in line with last quarter and the same quarter last year. We expect sales and marketing expenses to remain at about the $1 to $1.2 million level per quarter going forward depending on the level of sales commission paid. G&A expense at 1 million came at the same level as last quarter and 500,000 less than the fourth quarter 2007. G&A expenses will continue to vary depending on the amount of -- the amount and the timing of stock compensation charges, but are expected to be between 1 and 1.2 million per quarter going forward.

For the year, total operating expenses were 12.4 million compared to operating expenses of 18.9 million in fiscal 2007. Non-cash expenses for the year included 1 million of stock compensation expense and 600,000 of depreciation and amortization. Without such expenses, operating income for the year would have been approximately 2.4 million. The company's reported net income of 15.2 million, or $2.18 per diluted share, for the fourth quarter compared to net loss of 2 million, or $0.28 per share, in the comparable quarter one year ago. Net income for the quarter without the non-reoccurring portion was about 500,000, or $0.14 per diluted share. The net income for the fiscal year was 18.1 million, or $2.48 per diluted share, compared to net loss of 13.2 million, or $1.87 per share, in fiscal 2007.

For the fiscal year, net income without the non-reoccurring portion was 3.4 million. Cash at the end of the fourth quarter was 19.3 million, down from 6.5 million from the same quarter one year ago, and about 500,000 from the end of fiscal Q3. Receivables remained flat last year -- from last year. Inventories increased from 5.6 million to 11.1 million year to year. We expect the large majority of this inventory increase to be burned off in sales in the next few quarters. The remainder is needed for our Compact project in which some have long lead time inventory. Notes payable were negligible and accounts payable decreased 500,000 from fiscal 2007. Taxes payable for the year were 500,000, past NOLs fully covered our net income for the year but the AMT -- 500,000 covered our AMT for federal and state agencies. Our current backlog is 3.5 million. I would now like to introduce Tom Mika, our Chairman, President and CEO.

 Tom Mika - Tegal Corporation - Chairman, President, CEO

 Thanks, Christine. Needless to say, we are very pleased with our results for fiscal 2008. Over the past three years I believe that we have laid the groundwork for both a successful turnaround of the company as well as a strong foundation for our future growth. The positive financial results for the year were very satisfying. It is not always easy to explain to shareholders why it takes so long to turn a company around or to employees why profitability is so important and why they must do so much more with so much less in order to be successful. The remarkable thing is that everyone understands once you get there and achieving that goal provides the energy and focus that we need to take on the next opportunities and challenges, and the next challenges and opportunities are already upon us.

First and foremost is the launch of our first new product in over 10 years, the Compact 360 NLD system, which has long been under development and which we are shipping in beta at the end of July. We believe this unique technology is applicable to several emerging device markets, including high-K capacitor dielectrics and barrier layers for a range of novel devices from advanced high brightness LEDs to barrier and seed layers for through silicon [vias] and three dimensional wafer level packaging schemes. I would like to remind you that our NLD system is very different, technically and commercially, from ALD systems available on the market. It is an extremely flexible tool in terms of the types of films it can deposit and the temperature ranges in which it operates. As a result, this tool can address a broad range of novel applications. We were very pleased to be selected by the world's leading high brightness LED manufacturer for a key application as our first beta site for this tool. Other opportunities for beta sights include both planar and 3-D capacitors as well as memory devices.

Maintaining our revenues in the face of a strong headwind in a declining semiconductor capital equipment buying environment is a major challenge. This is more acute given the dominance of ST Micro in our revenue line over the past three years. Although we are not in mainstream devices, our customers are all semiconductor device manufacturers and their caution ultimately guides all their capital purchasing decisions, including high-growth programs. As a result, the first half of fiscal 2009 will be challenging since our plan includes no additional tools for ST Micro. However, we have been able to fill the void with additional customer opportunities, so our second half actually looks quite strong which should balance the year.

Our next challenge is to grow beyond what we have been able to do in the past. I believe this can be done in three ways. First, improve our position in our current Etch and PVD offerings. Second, put more beta systems into the market in order to see follow-on orders next year for our NLD product and, third, look opportunistically at acquisitions. Regarding our current product offerings, I believe that we will be able to maintain and even improve our position in our current Etch and PVD application areas. We see an increasing interest in new alternative non-volatile memories where we believe we have several distinct advantages in hardware, process, intellectual property and experience. This is evidenced by the recent selection of our tool by SVTC. With this order, we will soon have three advanced Etch tools, each with different chamber configurations, each dedicated to novel, new alternative non-volatile memory developments at this site.

The material that we know well is lead zirconium titanium, PZT, which I have mentioned many times in past conference calls, principally in connection with the I-pad project for ST Micro. Our expertise in etching this material generated an order from the Penn State nano fabrication laboratory for the development of PZT MEMS and other complex oxide patterning applications. Our tool will be exposed to a variety of academic and industrial users in this national science foundation funded center for nano fabrication. Our PVD tools are also breaking ground in new areas with breakthrough results in uniformities for aluminum nitrate based FR and bulk acoustic wave devices in the RF MEMS arena and the continued pursuit of thinner wafers by more and more power device manufacturers around the world.

Another reason I believe that we can expand our current Etch and PVD market position is the startling weakness evident among our direct competitors. Distracted by the lure of the solar equipment business or just financially weakened by the mainstream semiconductor business, our competitors are behaving in a way that makes me more confident about Tegal's ability to improve its relative market share position in some key markets. Outside of our current addressable markets and the market expansion related to NLD, we are looking at a number of potential acquisition opportunities both large and small that I believe are worthy of careful consideration. It pays to be healthy at a time when others are not. Before I conclude, I would like to thank our customers and employees for their continued support and commitment to Tegal. This concludes our prepared remarks, so I'll now turn the call back over to the operator so we can take your questions.

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Final Transcript
Jun. 16. 2008 / 5:00PM ET, TGAL - Q4 2008 Tegal Corporation Earnings Conference Call

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS) . Your first question comes from the line of [Al Sham] with (inaudible) Capital. Please

 Al Sham Analyst

 Yes, Tom, good afternoon. Just a few quick questions to throw at you. Number one, do you see the need for more capital? Assuming, -- barring -- I'm talking outside of an acquisition.

 Tom Mika - Tegal Corporation - Chairman, President, CEO

 No, I don't. And, in fact, [Al], with some of the acquisitions I don't think any additional capital will be required even for those.

 Al Sham Analyst

 Okay. Okay. Number two, can you give us any kind of a feel for what you're looking at for revenues for 2009, fiscal year 2009?

 Tom Mika - Tegal Corporation - Chairman, President, CEO

 Not really yet. I think you know that we're in a pretty challenging environment, along with pretty much everybody else that's in the capital equipment industry. I've said before that we're somewhat immune to that because of the fact that we're not in mainstream devices. We're mainly in wireless devices but, as I said in the prepared remarks, ultimately these are semiconductor customers that we have. I think that overall Q1 and Q2 look pretty challenging but Q3 and Q4 we're gaining visibility on and they look actually pretty strong. I think also that one or two of our bigger competitors commented about them seeing some improvement in the second half as well. So I'm optimistic but I would rather not give any guidance at this stage.

 Al Sham Analyst

 Okay. Okay. It sounds like that a lot of cash went into build-up of inventory. Is that pretty much correct?

 Tom Mika - Tegal Corporation - Chairman, President, CEO

 Yes. We did. We spent 5 or $6 million on inventory as compared to a year ago. I would say that a year ago was a period in time in which we were -- we had just taken a major write-down both against our gross margin and against our ENO and we've -- we are looking at our inventory as a strategic investment, number one, because we're building Compact NLD tools and Compact Etch tools and, number two, in this environment we found that building to order with a six-month turnaround after receipt of order is just not competitive and we were leaving some orders on the table that we wanted not to do. So we are making selective strategic investments in long-term or long lead time inventories.

 Al Sham Analyst

 Okay. And one last question and I'll let somebody else ask. This large income recognition item, I'm sure that's a non-cash item. Kind of can your CFO kind of explain to me what the accounting treatment of that was? I guess it was probably expense in the prior period and now it's come back as a revenue item in this period. Could she talk a little bit about that?

 Christine Hergenrother - Tegal Corporation - CFO

 In the prior period we had had a liability account called litigation suspense which was the payment of the settlement from the litigation that we had against AMS, Avago, and Agilent. So that 19.5 million went into cash and then it was in a liability account until we reached a settlement with the attorneys in that case and that settlement came in January of this year, so the liability account went down to other income in the fourth quarter and the cash has been in the balance sheet this entire time.

 Al Sham Analyst

 Okay. Okay. Thank you so much, Tom.

 Tom Mika - Tegal Corporation - Chairman, President, CEO

 You're welcome.

Operator

 (OPERATOR INSTRUCTIONS). At this time, we do not have anymore questions in queue. Actually, we have a follow-up question from the line of [Al Sham]. Please proceed.

 Al Sham Analyst

 Yes, Tom, I just wanted to recognize you guys have done a good job in a difficult environment. I know you've been at it for a good while. I'm appreciative of your efforts. I guess I don't really need to say but I guess I kind of feel compelled to. Whatever acquisitions we do, let's look at them very, very closely and we've worked too hard to get where we are to get involved in a sticky situation to regress from this point.

 Tom Mika - Tegal Corporation - Chairman, President, CEO

 I agree with you 100%, [Al]. I think that whatever we would look at, I would not want to be of a size that would be life-threatening. I think that our view is that not only is the semiconductor capital equipment market down, but the environment for micro caps is really quite horrible. And so we are cautious about our ability to raise additional capital and we know that with a stock price where our stock price is, it would be quite expensive capital, so please be assured that anything that we are looking at, we would look at very carefully. What I'm surprised about and I've said this to other people, is how much is available. And this is more than I've ever seen before and I don't know whether it's because maybe in the past we weren't seen as a credible alternative for some of these companies or it's just the fact, as I stated, that there's a lot of distraction out there and there's a lot of distress. There's distraction among the major industrial companies in interest in the solar arena and among the smaller companies, many are just far worse off than we are and are worse off, period, I should say. And so we're looking at it carefully but we're not going to do anything that's -- that would threaten the health of the company.

 Al Sham Analyst

 Okay. Very good. Okay. Thanks again.

 Tom Mika - Tegal Corporation - Chairman, President, CEO

 You're welcome.

Operator

 (OPERATOR INSTRUCTIONS). At this time, we do not have any questions in queue and I would like to thank you all for your participation in today's conference. This concludes the presentation. Have a great day.

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© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.